Exhibit 10.2
March 30, 2011
Grubb & Ellis Company
c/o
JMP Securities LLC
Investment Banking
600 Montgomery Street, Suite 1100
San Francisco, CA 94111
Re: Grubb & Ellis Company
Ladies and Gentlemen:
We have discussed a potential transaction (the “Transaction”) involving Grubb & Ellis Company (the “Company”), and Colony Capital Acquisitions, LLC and its affiliates (“Colony”). In consideration of the extension of credit by affiliates of Colony and the due diligence investigation of the Company that Colony has undertaken and intends to continue to undertake, the Company hereby agrees that it shall, and that it shall cause its subsidiaries and its and its subsidiaries officers, directors, employees, agents, affiliates and representatives (including, without limitation, any investment banking, legal or accounting firm or other advisor and any individual member or employee of the foregoing) (collectively, the “Representatives”), until the date that is 60 days after the date of this letter agreement, provided that such 60 day period shall be reduced to the date of termination or expiration of the commitment letter of Colony Capital Acquisitions, LLC dated as of March 30, 2011 issued to the Company, unless the closing of the financing contemplated by the commitment letter has been consummated prior to the termination or expiration of such commitment letter (the “Exclusivity Period”), to work exclusively with Colony and its representatives with respect to a potential Transaction and not to, directly or indirectly, solicit or initiate or enter into any discussions or transactions with, reply to or encourage, or provide any information, written or verbal to, any individual, corporation, partnership, or other entity or group (other than Colony and its representatives) concerning the acquisition of the Company or any subsidiary or any equity interest therein or all or any substantial portion of any of their assets, whether through direct purchase, merger, consolidation or other business combination or similar transaction involving the Company or any of its subsidiaries other than assets sold in the ordinary course of business or pursuant to the sale of Daymark Realty Advisors, Inc. or any of its subsidiaries or their respective assets, provided that such sale is undertaken in a process independent from the Transaction with advisors separate from those advisors involved with the Transaction, or any other transaction concerning the acquisition of the Company, and that ethical barriers in respect of advisors with respect to information regarding the aforementioned processes are in place and effective, (singly or collectively, a “Competing Transaction”); provided that the Company may notify such individuals, entities or groups that it has entered into an exclusivity arrangement concerning the Transaction. During the Exclusivity Period, the Company shall promptly notify Colony regarding any contact between it or any of its Representatives and any other person or entity regarding any offer or proposal (and shall promptly provide to Colony copies of any written materials received by the Company or its Representatives in connection with such proposal, discussion, negotiation or inquiry, or a written summary of any oral proposals, discussions, negotiations or inquiries) from such other person or entity that could be construed as a proposal or offer for Competing Transaction. The Company represents that neither it nor any of its affiliates nor, to the best of its knowledge, any of its officers or directors is party to or bound by any agreement with respect to any Competing Transaction.
The parties agree that, notwithstanding the restrictions contained in that certain Confidentiality Agreement, dated March 25, 2011 (the “Confidentiality Agreement”), Colony may have discussions regarding the Possible Transactions (as defined in the Confidentiality Agreement) and disclose Information (as defined in the Confidentiality Agreement), with FMR LLC and its affiliates.
The Company shall promptly reimburse Colony for all of its reasonable out-of-pocket expenses (including, without limitation, the reasonable and documented fees, charges, disbursements and expenses of financial advisors, accountants, consultants, experts, financing sources, attorneys and other advisors to Colony and its affiliates) incurred by Colony and its affiliates in connection with the Transaction, up to a maximum amount of $1,500,000 (the “Transaction Expenses”).
This letter agreement (and any amendments hereto), when executed by the Company, shall constitute a binding obligation with respect to the matters set forth herein. That being said, this letter agreement (and any amendments hereto) shall not constitute a binding obligation on any party to enter into or otherwise consummate a Transaction. This letter agreement may be amended with the written approval of all parties hereto. This letter agreement (and any amendments hereto) may be signed in counterparts, all of which will constitute the same agreement, will be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of California and will bind and inure to the benefit of the parties and their respective successors and assigns.

     Please indicate your agreement with the terms of this letter by executing below and returning to Todd Sammann.

Very truly yours, Colony Capital Acquisitions, LLC
By:	/s/ Todd Sammann
	Name:	Todd Sammann
	Title:	Authorized Signatory

ACCEPTED AND AGREED AS OF THIS 30th DAY OF MARCH 2011 Grubb & Ellis Company
By:	/s/ Thomas D’Arcy
	Name:	Thomas D’Arcy
	Title:	Pres + CEO

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